Exhibit 11

COMPUTATION OF EARNINGS PER COMMON SHARE
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2001	2000	2001	2000

Basic Earnings
Income before extraordinary Items	$20,732	$24,397	$30,336	$35,154
Extraordinary items - loss on discharge of indebtedness	(110)	--	(110)	(302)

Net earnings	$20,622	$24,397	$30,226	$34,852

Shares:
Weighted average number of common shares outstanding	44,636	45,120	44,780	46,536

Basic earnings per common share:
Income before extraordinary items	$0.46	$0.54	$0.68	$0.75
Extraordinary items - loss on discharge of indebtedness	--	--	--	--

Net earnings	$0.46	$0.54	$0.68	$0.75

Diluted Earnings
Income before extraordinary items	$20,732	$24,397	$30,336	$35,154
Extraordinary items - loss on discharge of indebtedness	(110)	--	(110)	(302)

Net earnings as adjusted	$20,622	$24,397	$30,226	$34,852

Shares:
Weighted average number of common shares outstanding	44,636	45,120	44,780	46,536
Options issued	1,061	733	1,209	695

Weighted average number of common shares outstanding as adjusted	45,697	45,853	45,989	47,231

Diluted earnings per common share:
Income before extraordinary items	$0.45	$0.53	$0.66	$0.74
Extraordinary items - loss on discharge of indebtedness	--	--	--	--

Net earnings	$0.45	$0.53	$0.66	$0.74